STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated and effective as of this 22nd day of December, 1999 by and between WHITEHALL ENTERPRISES, INC., a Delaware corporation ("Purchaser" or "Whitehall"), ALTERNATIVE LENDING GROUP, INC., an Illinois corporation ("ALG"), R. JEFFREY MERTZ ("Mertz" or "Shareholder"), an individual and the holder of all of the outstanding capital stock of ALG.
                                   WITNESSETH:
         A. ALG is engaged in the mortgage banking and brokerage business, the principal office of which business is located at 1430 East Missouri, Suite 125, Phoenix, Arizona 85014.

         B. Shareholder owns all of the outstanding shares of the issued and outstanding shares of capital stock of ALG (the "ALG Shares"); and

         C. Purchaser desires to acquire and the Shareholder desires to sell to Purchaser all of the ALG shares, which acquisition shall be upon such terms and subject to such conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  SALE AND PURCHASE OF ALG AND PURCHASER SHARES AND OTHER AGREEMENTS.

         1.1 SALE AND PURCHASE OF ALG AND PURCHASER SHARES. The Shareholder hereby agrees to sell and transfer to the Purchaser all of the ALG shares, and the Purchaser hereby agrees to purchase from the shareholders all of the ALG shares. Purchaser agrees to issue to Mertz and deliver to the escrow agent pursuant to Section 1.3 Eight Million (8,000,000) shares of Common


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Stock of the Purchaser (the "Purchaser Shares") at the Closing (as hereinafter described) which shall take place on or before December 22, 1999 (the "Closing Date").

         1.2 OTHER AGREEMENTS. In addition to the consideration referred to above, the parties agree to the following additional agreements and covenants.
(i) the Purchaser agrees to provide to ALG working capital of One Hundred Fifty Thousand Dollars ($150,000.00) at the close of escrow which shall be paid at closing by certified or cashier's check. Installments of $100,000 each of working capital shall be paid on the same day of each subsequent calendar month for a total of eight (8) payments of $100,000. The working capital will be used to implement the marketing strategies formulated by Mertz in his capacity as Chief Executive Officer of ALG. Subject to the foregoing schedule, the parties may agree from time to time to make changes I the capital contribution requirements set forth in this agreement. (ii) Mertz, who serves as ALG's chief executive officer, will enter into the employment agreement at closing in the form of Exhibit "A" attached hereto and made a part hereof. (iii) There shall be no distribution of ALG net income to Purchaser until such time as the ALG shares are distributed to Purchaser pursuant to the Escrow Agreement provided for in
Section 1.3; (iv) Purchaser will secure the services of a marketing firm in order to provide marketing support for ALG; (v) in the event that Purchaser does not provide the working capital commitments as referred to above, Mertz shall have the right to reacquire the ALG shares by notifying the Escrow Agent in accordance with the Escrow Agreement provided in Paragraph 1.3 of this Agreement; (vi) in the event that at any time on or prior to January 15, 2005, Purchaser shall transfer the ALG business or a majority in interest of the capital stock of ALG, the Shareholder shall receive 25% of the net proceeds derived from such sale; and (vii) in the event that prior to one year from the date of Closing,


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the amount of common stock of the Purchaser outstanding shall be more than Two
Hundred Million (200,000,000) shares, an appropriate adjustment shall be made proportionately in the number of the shares issued to the Shareholder, in order to maintain the same ratio of shares issued to Shareholder to the total outstanding shares of Purchaser, as the eight million (8,000,000) shares bears to Two Hundred Million (200,000,000) shares.

         1.3 ESCROW OF ALG SHARES. The shares of ALG required to be delivered by Mertz at Closing and the Purchaser shares required to be issued to Mertz shall be delivered to Jerome L. Froimson at Closing as the Escrow Agent, with the certificate for the ALG shares either endorsed in blank or accompanied by a stock power. The parties agree to execute the Escrow Agreement attached hereto as Exhibit B.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF ALG AND MERTZ

         ALG and Mertz (to the best of Mertz's knowledge) jointly and severally represent and warrant to Purchaser as follows:

         2.1 ORGANIZATION AND GOOD STANDING: OWNERSHIP OF ALG SHARES. ALG is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated. ALG is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary. ALG does not have any subsidiaries. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating ALG to issue, sell or transfer any stock or other securities of ALG.

         2.2 OWNERSHIP OF ALG SHARES. Shareholder is the owner of record and beneficially of all


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of the shares of the capital stock of ALG free and clear of all rights, claims, liens and encumbrances, and which shares have not been sold, pledged, assigned or otherwise transferred or subject to an option to purchase except pursuant to this Agreement.

         2.3 OUTSTANDING CAPITALIZATION. As of the date hereof, ALG has, outstanding, 600,000 shares of its Class A common stock, all of which is held by Mertz. There are no other issued or outstanding shares of capital stock of ALG as to the date hereof. As of such date, there were also issued and outstanding no options, rights, warrants, commitments to issue or other derivative securities which are issuable upon exercise or conversion of such securities into common stock of ALG.

         2.4 ARTICLES OF INCORPORATION AND BY-LAWS. The copy of the Articles of incorporation or Certificate of Incorporation and By-Laws of ALG and any amendments to each, copies of which have been delivered to Purchaser, are true, correct and complete. The minute book of ALG contains true and complete records of all meetings and consents in lieu of meetings of its Board of Directors and shareholders, to the extent that they are available, since its date of incorporation and accurately reflects all transactions referred to therein.

         2.5 FINANCIAL STATEMENTS, BOOKS AND RECORDS. Schedule 2.5 consists of the audited balance sheet of ALG as at December 31, 1998 and the unaudited balance sheet of ALG as at October 31,1999 (the "Balance Sheet") and the related statements of operations for the year and period then ended (collectively the "Financial Statements"). The Financial Statements fairly represent the financial position of ALG as at such dates and the results of its operations for the year and period then ended. The Financial Statements were prepared in accordance with generally accepted


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

accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of ALG, financial or otherwise, are in all material respects complete and correct and are maintained in accordance with good business and accounting practices.

         2.6 NO MATERIAL ADVERSE CHANGES. Since the date of the Balance Sheet there has not been:


             (a) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of ALG;

             (b) any incurrence by ALG of any indebtedness for borrowed money;

             (c) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of ALG, whether or not covered by insurance;

             (d) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or purchase of capital stock of ALG;

             (e) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by ALG of any properties or assets;

             (f) termination or failure to renew, or receipt of any threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement; or

             (g) except in the ordinary course of business, any contract, agreement or transaction consummated.

         2.7 TAXES. ALG has prepared and filed all appropriate federal, state and local tax returns


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

of every kind and category (including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, inventory taxes, use taxes, gross receipt taxes, franchise taxes and property taxes) for all periods prior to and through the date hereof for which any such returns have been required to be filed by it or the failure to make such filings and resulting liability would not be material relative to the results of operations of ALG. ALG has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof except as set forth on the Balance Sheet.

         2.8 COMPLIANCE WITH LAWS. ALG has complied in all material respects with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of ALG. All mortgage loans of ALG are in compliance with all applicable federal, state and local statutes, ordinances, laws and regulations, including, but not limited to, The Equal Credit Opportunity Act, The Real Estate Settlement Procedures Act, The Truth in Lending Act, The Fair Credit Reporting Act, The Financial Privacy Act, The Flood Disaster Protection Act and any other federal, state or local act or regulations thereunder.

         2.9 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

             (a) violate any provision of the Articles or Certificate of Incorporation or By-Laws of ALG;

             (b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute

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

(or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which ALG is a party or by or to which it or any of its assets or properties may be bound or subject;

             (c) violate any municipal, state or federal law or ordinances in connection with the use of ALG's facilities whereat ALG conducts its business or in connection with the operation of the business of ALG (the foregoing representation being limited solely to the knowledge and belief of ALG and Mertz).

             (d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         2.10 ACTIONS AND PROCEEDINGS. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving ALG. There is no action, suit or claim or legal, administrative or arbitral proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of ALG and Mertz, threatened against or involving ALG, or any of its properties or assets. There is no fact, event or circumstances known to ALG or Mertz that may give rise to any suit, action, claim, investigation or proceeding that would be required to be set forth on Schedule 2.10 if currently pending or threatened.

         2.11 AGREEMENTS. Schedule 2.11 sets forth any material contract or arrangement to which ALG is a party or by or to which it or its assets, properties or business are bound or subject, whether oral or written, including (but not limited to) any:


             (a) contract or other agreement with any current or former officer, director, shareholder, employee, consultant or agent;


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

             (b) voting trust agreement or shareholders agreement;

             (c) agreement or contract relating to any present indebtedness of ALG, including (but not limited to) any bond, debenture, loan, deed of trust, guarantee, security agreement, pledge, mortgage or other document granting a security interest in or lien on any asset of ALG;

             (d) lease of real property;

             (e) loan, advance or forgiveness of debt by ALG;

             (f) lease of equipment, machinery, airplanes or any other goods;

             (g) settlement agreement;

             (h) service, distribution or supply agreement;

             (i) broker, finder or agent agreement;

             (j) any employment agreement, independent agents agreement or agreement not-to-compete;

             (k) employee benefit plan, including (but not limited to) pension, profit sharing, retirement, deferred compensation, stock purchase, stock ownership, savings and investment trust, bonus, severance pay or similar plan, agreement, arrangement or understanding; and

             (l) other material contract, agreement or arrangement whether or not made in the ordinary course of business involving payments or commitments for services or products amounting to in excess of $10,000.



         All of the agreements set forth on Schedule 2.11 (except as otherwise set forth on Schedule 2.11) are valid binding, enforceable, subsisting agreements, in full force and effect. ALG is not in default under any of them (nor is any other party to any of such agreements, nor does any condition exist which with notice or lapse of time or both would constitute a default thereunder) except as


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

otherwise set forth on Schedule 2.11.

         2.12 INSURANCE. Schedule 2.12 sets forth a list and brief description of all policies or binders of insurance, including (but not limited to) key-man insurance, workmen's compensation and employer liability, automobile insurance, product liability and title insurance (the "Policies"). The Policies on Schedule
2.12 are valid and enforceable in accordance with their terms and are in full force and effect.

         2.13 BROKERS OR FINDERS. No broker's or finder's fee will be payable by ALG in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by ALG or the Shareholder.

         2.14 REAL ESTATE. Schedule 2.14 sets forth a description of all real property leases to which ALG is a party. ALG is the owner of no real property. The present use by ALG of its facilities and the conduct by ALG of its business does not violate in any material respect any laws, regulations or orders. To the knowledge of ALG and Mertz, there is no pending legislation, regulation, ordinance or interpretation under consideration which precludes or will preclude ALG from continuing to operate its business in the same manner as heretofore conducted.

         2.15 TANGIBLE ASSETS. Schedule 2.15 sets forth all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items or other tangible property material to the business of ALG (the "Tangible Assets"). Except as set forth on Schedule 2.15, ALG holds all right, title and interest in all the properties, interests in properties and assets, real, personal and mixed reflected as being owned by it on the Balance Sheet or acquired by it after the date of the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances except as set forth on Schedule 2.15. All of the Tangible


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Assets are in good operating condition and repair and are usable in the ordinary course of business of ALG and, to the best of ALG's and the Mertz' knowledge, conform to all applicable laws, ordinances and governmental orders, rules and regulations relating to their construction and operation.

         2.16 INTANGIBLE PROPERTY. Schedule 2.16 sets forth all intangible property including, without limitation, any patent, trademark, service mark, trade name, copyright, franchise and any application for any of the foregoing owned by or used in the business of ALG and which is material to the business of the ALG (the "Intangible Property") and, with respect to any federally registered trademarks or service marks used in connection with the business of ALG. All Intangible Properties of ALG are subsisting and have not been abandoned. All required annuities, renewal fees, maintenance fees, royalty payments, amendments and/or other filings or payments which are necessary to preserve and maintain the Intangible Property have been filed and/or made. Except as set forth on Schedule 2.16, ALG holds all right, title and interest in all the Intangible Property reflected as being owned by it on the Balance Sheet or acquired by it after the date of the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances except as set forth on Schedule 2.16.

         2.17 MARKETABLE SECURITIES. ALG owns no Marketable Securities and none are listed or reflected on the balance sheet, nor have any been acquired after the date of the balance sheet.

         2.18 LIABILITIES. As at August 30, 1999, except as set forth on the Balance Sheet, ALG does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, which is material to its operations, whether known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise,


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including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit brought, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, ALG will not have any Liabilities, other than Liabilities fully and adequately reflected on the Balance Sheet or on Schedule 2.18, except for Liabilities incurred since September 1, 1999, in the ordinary course of business.

         2.19 RECEIVABLES. All outstanding accounts receivables (trade or other) of ALG shown in the Financial Statements are bona fide, arose in the ordinary course of business at the aggregate amounts thereof and, to the knowledge of ALG and Mertz, they have no reason to believe that such receivables are not current and collectable in full within ninety (90) days of the date hereof. No account is more than ninety (90) days overdue, except as disclosed on Schedule 2.19. In addition, except as otherwise set forth on Schedule 2.19, to the knowledge of ALG and Mertz, none of such accounts receivable is subject to any stated claim or offset, recoupment, setoff or circumstances giving rise to any such claims against it. No such accounts receivable are contingent upon the performance by ALG of any obligation or contract and, no person has any lien on such receivables, or any part thereto, and no agreement for deduction or discount has been made with respect to any of such receivables.

         2.20 LICENSES AND APPROVED STATUS. ALG is duly licensed by and is in compliance with all applicable federal, state and local laws and regulations and is duly qualified to do business in all states where such qualification is required for the purpose of originating and making mortgage loans. ALG is an FHA approved mortgagee or loan correspondent and a VA approved lender.


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

         2.21  MORTGAGE LOANS.  ALG is not holder of any mortgage loans.

         2.22 PENSION PLANS. ALG does not have any employee benefit plan, including but not limited to pension, profit sharing, retirement, deferred compensation, stock purchase, stock ownership, savings and investment trust, bonus, severance, profit sharing or deferred compensation, or similar plan, agreement, arrangement or understanding in existence for the employees of ALG and no commitment has been made to the employees of ALG to provide a pension, retirement, profit sharing or deferred compensation plan, except for a medical and hospitalization insurance plan for employees for which ALG pays a portion of the employee's premiums and a 401K Plan to which ALG provides no matching contributions and is not obligated to do so.

         2.23 EMPLOYMENT MATTERS. ALG is not a party to any written employment agreement or agreement to lend to, or guarantee any loan to an employee, except as set forth on Schedule 2.11(j). To the best of the ALG's and Mertz' knowledge, ALG has incurred no liability, or taken or failed to take, any action which will result in any liability in respect of any failure to comply with the Fair Labor Standards Act or any other applicable laws dealing with minimum wages or maximum hours for ALG employees, and all payments due from ALG on account of ALG employee health and welfare insurance, holiday and vacation pay and similar benefits have been paid.

         2.24 POTENTIAL CONFLICTS OF INTEREST. No affiliate of ALG and no family member thereof ("family member" defined as spouse, child, parent or sibling):

             (a) owns, directly or indirectly, any interest in (excepting not more than 1 % stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee, customer or supplier of ALG;


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

             (b) owns, directly or indirectly, in whole or in part, any copyright, trademark, trade name, service mark, franchise, patent, invention, permit, license or secret or confidential information which ALG is using or the use of which is material to the business of ALG;

             (c) has any cause of action or other claim whatsoever against, or owes any amount to, ALG, except for claims in the ordinary course of business; or

             (d) has made any payment to or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other person of which any such affiliate or family member, is a partner or shareholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies).

         2.25 ENVIRONMENT, HEALTH AND SAFETY. ALG has complied with all material environmental, health and safety laws, and no action, suit proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, ALG has obtained and been in compliance in all material respects with the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in applicable environmental, health and safety laws.

         2.26  (Omitted)

          2.27 LOANS IN PROGRESS. Schedule 2.27 is a listing of ALG's loan pipeline or loans in progress. There are no mortgage loans currently serviced by ALG.
         2.28 WAREHOUSE CREDIT LINES. Schedule 2.28 is a listing of all warehouse lines of credit


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

currently established by ALG. ALG is in compliance with the terms and conditions of such lines of credit, is not in default of any of the conditions relating thereto and knows of no facts or circumstances which upon provision of notice by any provider of such lines of credit would constitute ALG in default thereunder.

         2.29 RELATIONSHIPS WITH PRINCIPAL CUSTOMERS. No customer of ALG which accounts for in excess of 10% of its revenues or group of customers which account in the aggregate for in excess of 20% of the revenues of ALG, has expressed any intention to terminate, curtail or otherwise limit their relationship with ALG or the level of mortgage loans placed with ALG.

         2.30 NO MODIFICATIONS. ALG has not modified any mortgage note or Mortgage Loan in any respect, nor has it satisfied, canceled, or subordinated the related mortgage note in whole or in part, nor released the mortgaged property in whole or in part from the lien on the related mortgage, nor has it executed any instrument of release, cancellation, modification or satisfaction.

         2.31 BURDENSOME AGREEMENTS. ALG is not a party to, nor are the assets of ALG subject to or bound by or affected by, any provision of any order of any court or other agency of government or any indenture, agreement or other instrument or commitment which adversely affects the operations of the ALG.

         2.32 FULL DISCLOSURE. No representation or warranty by ALG or Mertz in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement


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

herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of ALG. To the best knowledge of ALG and Mertz, there is no fact, development or threatened development (except for general economic conditions affecting business generally) which ALG and Mertz have not disclosed to Purchaser in writing and which materially adversely affects the business of ALG.

         2.33 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties contained in this Section 2 shall be true and complete on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to ALG and the Shareholders as follows:

          3.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. Purchaser is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by Purchaser or the nature of the business transacted by it make such license or qualification necessary.

          3.2 OWNERSHIP OF PURCHASER SHARES. Purchaser has the right to issue all the shares of the capital stock of Purchaser to be issued to Mertz, free and clear of all rights, claims, liens and encumbrances.

          3.3 OUTSTANDING CAPITALIZATION OF PURCHASER. As of the date hereof, the capitalization of Purchaser is as set forth on Schedule 3.3 hereof. There are no other issued or outstanding shares of capital stock of Purchaser as to the date hereof. As of such date, there were also issued and


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

outstanding the options, rights, warrants, commitments to issue and other derivative securities which are issuable upon exercise or conversion of such securities into common stock of Purchaser as listed on Schedule 3.3.

          3.4 FINANCIAL STATEMENTS, BOOKS AND RECORDS. The audited consolidated balance sheet of Purchaser as at September 30, 1998 and the unaudited consolidated balance sheet of Purchaser as at June 30, 1999 (the "Balance Sheet") and the related consolidated statements of operations for the year and period then ended (collectively the "Financial Statements") fairly represent the financial position of Purchaser as at such dates and the results of their respective operations for the year and period then ended. The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of Purchaser, financial or otherwise, are in all material respects complete and correct and are maintained in accordance with good business and accounting practices.

          3.5 CERTIFICATE OF INCORPORATION AND BY-LAWS. The copy of the Certificate of Incorporation and By-Laws of Purchaser, and any amendments to each, which have been delivered to ALG are true, correct and complete. The minute book of Purchaser contains true and complete records of all meetings and consents in lieu of meetings of their respective Board of Directors and shareholders, to the extent that they are available, for the past two (2) years (or date of incorporation, whichever is earlier) and accurately reflects all transactions referred to therein.

         3.6 TAXES. Except as set forth on Schedule 3.6, Purchaser has prepared and filed all appropriate federal, state and local tax returns of every kind and category (including, without


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

limitation, income taxes, estimated taxes, excise taxes, sales taxes, inventory taxes, use taxes, gross receipt taxes, franchise taxes and property taxes) for all periods prior to and through the date hereof for which any such returns have been required to be filed by it or the failure to make such filings and resulting liability would not be material relative to the results of operations of Purchaser. Purchaser has paid all taxes shown to be due by said returns or on any assessments received by it or have made adequate provision for the payment thereof except as set forth on the Balance Sheet.

         3.7 COMPLIANCE WITH LAWS. Purchaser has complied in all material respects with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of Purchaser.

         3.8 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

             (a) violate any provision of the Certificate of Incorporation or By-Laws of Purchaser;

             (b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which either Purchaser is a party or by or to which it or any of its assets or properties may be bound or subject;

             (c) violate any municipal, state or federal law or ordinances in connection with the use of Purchaser's facilities whereat Purchaser conducts its business or in connection with the operation of the business of Purchaser (the foregoing representation being limited solely to the knowledge and belief of Purchaser).


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

             (d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         3.9 ACTIONS AND PROCEEDINGS. Except as set forth on Schedule 3.9, there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Purchaser. There is no action, suit or claim or legal, administrative or arbitral proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of Purchaser, threatened against or involving Purchaser, or any of its properties or assets. There is no fact, event or circumstances known to Purchaser that may give rise to any suit, action, claim, investigation or proceeding that would be required to be set forth on Schedule 3.8 if currently pending or threatened.

         3.10 BROKERS OR FINDERS. No broker's or finders fee will be payable by Purchaser in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Purchaser.

         3.11 LIABILITIES. As at June 30, 1999, except as set forth on Schedule 3.11, Purchaser does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, which are material to its operations, whether known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit brought, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, Purchaser will not have any Liabilities, other than Liabilities fully and adequately reflected on the Balance Sheet or on Schedule 3.10, except for Liabilities incurred since June 30, 1999, in the ordinary course of business.

         3.12 LICENSES AND APPROVED STATUS. Purchaser is duly licensed by and is in compliance with all applicable federal, state and local laws and regulations and is duly qualified to do business in all states where such qualification is required for the purpose of originating and making mortgage loans.

         3.13 BURDENSOME AGREEMENTS. Purchaser is not a party to, nor are the assets of Purchaser subject to or bound by or affected by, any provision of any order of any court or other agency of government or any indenture, agreement or other instrument or commitment which adversely effects the operations of the Purchaser.

         3.14 FULL DISCLOSURE. No representation or warranty by Purchaser in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to ALG pursuant hereto or in connection with the negotiation, execution or performance of this, Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of Purchaser. To the best knowledge of Purchaser, there is no fact, development or threatened development (except for general economic conditions affecting business generally) which Purchaser has not disclosed to ALG and Mertz in writing and which materially adversely affects the business of Purchaser.

         3.15 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties contained in this Section 3 shall be true and complete on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         SECTION 4. COVENANTS

         4.1 CORPORATE EXAMINATIONS AND INVESTIGATIONS. (a) ALG shall cause its officers, directors, employees and agents (including attorneys and independent accountants) to permit Purchaser, its representatives, its accountants and its legal counsel to undertake a due diligence investigation (hereinafter referred to as the "Purchaser Investigation") of the assets, liabilities, and financial business of ALG as Purchaser may deem necessary. In connection with the Purchaser Investigation, (i) Purchaser and its respective representatives, accountants and legal counsel shall be allowed full and complete access to the books, records and facilities of ALG and to all working papers of the independent accountants of ALG as to ALG, (ii) ALG shall make available its respective officers, directors, employees, agents (including attorneys and independent accountants) and other representatives to discuss with Purchaser its respective representatives, accountants and legal counsel all such information relating to the business of ALG as Purchaser reasonably deem material, and (iii) ALG shall keep Purchaser fully apprised and informed of material developments with respect to the business activities, financial condition, earnings and prospects of the business of ALG. If by December 22, 1999 Purchaser is not satisfied with the results of the Purchaser Investigation, Purchaser shall so notify ALG, and if Purchaser's concerns cannot be resolved to Purchaser's satisfaction by such date, the parties shall terminate the Agreement.

             (b) Purchaser shall cause its officers, directors, employees and agents (including attorneys and independent accountants) to permit ALG and its accountants and its legal counsel to undertake a due diligence investigation (hereinafter referred to as the "ALG Investigation") of the assets, liabilities, and financial business of Purchaser as ALG may deem necessary. In connection with the ALG Investigation, (i) ALG, its representatives, its accountants and its legal counsel shall be allowed full and complete access to the books and records of Purchaser, (ii) Purchaser shall make available its officers, directors, employees, agents (including attorneys and independent accountants) and other representatives to discuss with ALG, its representatives, its accountants and its legal counsel all such information relating to the business of Purchaser as ALG reasonably deems material, and
(iii) Purchaser shall keep ALG fully apprised and informed of material developments with respect to the business activities, financial condition, earnings and prospects of the business of Purchaser. If by December 22, 1999, ALG is not satisfied with the results of the Investigation, ALG shall so notify Purchaser and if ALG's concerns cannot be resolved to ALG's satisfaction by such date, the parties shall terminate the Agreement.

             (c) Purchaser Investigation and ALG Investigation are sometimes collectively referred to as the "Investigation."

         4.2 EXPENSES. If for any reason the Acquisition does not close, each party shall bear its own expenses in connection therewith except that all reasonable out-of-pocket expenses incurred by ALG in connection with its attorneys and independent accountants responding to Purchaser's Investigation shall be borne by Purchaser.

         4.3 FURTHER ASSURANCES. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are conditions precedent to the Closing.

         4.4 CONFIDENTIALITY. In the event the transactions contemplated by this Agreement are not consummated, Purchaser and ALG agree to keep confidential any information disclosed to each other in connection therewith for a period of two
(2) years from the date hereof; provided, however, such obligation shall not apply to information which: (i) at the time of disclosure was public knowledge;
(ii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or (iii) the receiving party had within its possession at the time of disclosure. No party shall use any documents, material or other information disclosed that is detrimental to any other party. In the event that the transaction contemplated by this Agreement is not consummated, each party shall return to the appropriate parties all originals and copies of non-public documents and materials which shall have been furnished in connection with the Investigation or otherwise.

         4.5 NO SOLICITATION. Neither ALG nor any of its affiliates or the Shareholder shall solicit nor accept from any other person or entity any offer or expression of interest in or with respect to an acquisition, combination or similar transaction involving the business of ALG or substantially all of its assets or stock, subject to satisfactory completion of the Investigation; provided, however, that if this Agreement has not been executed by December 22, 1999, or if the parties shall mutually agree in writing to abandon the transactions contemplated herein, the restriction on ALG and its affiliates set forth in this Section 4.5 shall cease to be binding upon them.

         4.6      ACCURACY OF INFORMATION.

             (a) The only representations and warranties that will be binding on ALG and Mertz will be those representations and warranties set forth in Section 2 of this Agreement. Purchaser agrees that neither ALG, Mertz nor any of their respective representatives shall have any liability hereunder to

Purchaser, or any of its representatives resulting from the use of such materials by Purchaser or its representatives.

                  (b) The only representations and warranties that will be binding on Purchaser will be those representations and warranties set forth in
Section 3 of this Agreement. ALG and Mertz agree that neither Purchaser nor any of its respective representatives shall have any liability hereunder to ALG, Mertz, Shareholder or any of their representatives resulting from the use of such materials by Purchaser or its representatives.

         4.7   REGISTRATION OF SECURITIES.

         The parties hereto agree to execute the Agreement attached hereto and marked Exhibit "C" with respect to the registration of Purchaser's shares.

         4.8 The shares of Purchaser to be issued by Purchaser to Mertz are being acquired by Mertz for investment purposes and not with a view to distribution of such shares.

         4.9 The Whitehall Common Stock to be issued to Mertz pursuant to this Agreement will not be registered under the Securities Act of 1933 or the laws of any state at the time of issuance and will be issued pursuant to an exemption from registration.

         4.10 In certain circumstances after the expiration of the registration rights provided for herein, sales of the Common Stock may be made in reliance upon SEC Rules 144 and 145 pursuant to the terms and conditions of those rules. Whitehall will supply the holders of such Common Stock with such information as is necessary to enable them to make sales of the Common Stock under SEC Rules 144 and 145. Purchaser agrees to maintain, for two years from the closing date, such current public information as is required by Rule 144(c).

         4.11 RESTRICTIVE LEGEND. The certificates for shares issued by Purchaser issued pursuant to this agreement each bear a legend substantially as follows:

         The securities represented by this Certificate have not been registered under the Securities Act of 1933 or the laws of any state and may not be transferred in the absence of (a) an effective registration statement for the securities under the Securities Act of 1933 and applicable state laws or (b) an opinion of counsel to Whitehall that such registration is not required.

         4.12 RESTRICTED SECURITIES. All shares of Whitehall Common Stock to be issued to Shareholder will hereafter for the purposes of this Agreement be referred to as the "Restricted Securities." The Restricted Securities will cease to be restricted when they have been effectively registered under the Act and disposed of in accordance with that registration or they have been distributed to the public pursuant to Rules 144 and 145 under the Act or they have been otherwise transferred and new certificates representing such securities have been delivered which do not bear any legend restricting their transfer and such securities are not subject to any stop transfer order or other restriction on transfer. Whitehall will cause new stock certificates to be issued upon the request of the Shareholder without restrictive legend after such securities are no longer restricted.

         4.13 LISTING OF SECURITIES. Upon the effectiveness of such registration statement, the Registrable Securities included in the registration statement shall be listed on the NASDAQ National Market or the NASDAQ SmallCap market if the other shares of outstanding stock of Whitehall are so listed and on each national securities exchange on which the other shares of outstanding Common Stock of Whitehall are then listed.

SECTION 5. CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO CLOSE

         The obligation of Purchaser to enter into and complete the Closing is subject, at the option of Purchaser to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser in writing.

         5.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of ALG and Mertz contained in this Agreement shall be true in all material respects. ALG and Mertz shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ALG and Mertz on or prior to the Closing Date.

         5.2 GOVERNMENTAL PERMITS AND APPROVALS, CORPORATE RESOLUTIONS. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. ALG shall have delivered to Purchaser resolutions by its Board of Directors certified by the Secretary of ALG authorizing the transactions contemplated by this Agreement.

         5.3 THIRD PARTY CONSENTS. All consents, permits and approvals from parties to any contracts, loan agreements or other agreements with ALG which may be required in connection with the performance by ALG or Mertz of their obligations under such contracts or other agreements, after the Closing Date shall have been obtained. Additionally, the Purchaser shall have received all required approvals from all governmental, agency or regulatory authorities having jurisdiction over ALG or its business operations or the transactions contemplated by this Agreement including, without limitation, any and all necessary approvals from the Government National Mortgage Association, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Veteran's administration, the Department of Housing and Urban Development and such other appropriate state and federal agencies,

         5.4 SATISFACTORY INVESTIGATION. Purchaser shall have in good faith reasonably satisfied itself, after receipt and consideration of the Schedules and after Purchaser and its representatives have completed the Investigation of the business of ALG contemplated by this Agreement, that none of the information revealed thereby or in the Financial Statements has resulted in, or in the reasonable opinion of Purchaser may result in, a material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of ALG.

         5.5 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the reasonable opinion of Purchaser, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of ALG.
         5.6 STOCK CERTIFICATES: At the Closing, the Shareholder shall have delivered the certificates representing the ALG Shares, duly endorsed (or with executed stock powers), so as to make Purchaser the sole owner thereof.

         5.7 EMPLOYMENT AGREEMENT. Mertz shall enter into an employment agreement with the Purchaser in the form of Exhibit "A" hereto.

SECTION 6. CONDITIONS PRECEDENT TO THE OBLIGATION OF ALG AND SHAREHOLDERS TO
CLOSE

          The obligation of ALG to enter into and complete the Closing is subject, at the option of ALG, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by ALG.

          6.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of Purchaser contained in this Agreement shall be true in all material respects. Purchaser shall have performed and complied with all covenants and agreements (including the covenants contained in Section 4.4 hereof) required by the Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

          6.2 GOVERNMENTAL PERMITS AND APPROVALS: CORPORATE RESOLUTIONS. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. Purchaser shall have delivered to ALG resolutions by its Board of Directors certified by the Secretary of Purchaser authorizing the transactions contemplated by this Agreement.

          6.3 THIRD PARTY CONSENTS. All consents, permits and approvals from parties to any contracts, loan agreements or other agreements with Purchaser which may be required in connection with the performance by Purchaser of its obligations under such contracts or other agreements after the Closing shall have been obtained.

            6.4 SATISFACTORY BUSINESS REVIEW. ALG shall have in good faith reasonably satisfied itself after review of the information provided hereby or in connection herewith, or following any discussions with management or representatives of Purchaser, that none of the information revealed thereby has resulted in or in the reasonable opinion of ALG may result in a material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of Purchaser.

          6.5 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions, or which has or may in the reasonable opinion of ALG, have a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Purchaser.

          6.6 STOCK CERTIFICATES. Purchaser shall have issued to Mertz a certificate or certificates representing Purchaser shares required to be issued to Mertz under this Agreement and have delivered the certificate or certificates to Mertz at closing.

SECTION 7. FULL OPPORTUNITY TO NEGOTIATE.

      The parties have negotiated, prepared and entered into this Agreement upon terms mutually acceptable to all parties and their legal counsel, as evidenced by the Parties' signatures hereto.

SECTION 8. CONDITIONS SUBSEQUENT TO CLOSING

         8.1 SALE OF ASSETS OR STOCK OF ALG. In the event that on or prior to January 15, 2005, the Purchaser shall have disposed of substantially all of the assets or a majority in interest of the capital stock of ALG to a third party non-affiliate of the Purchaser, Mertz shall be entitled to receive 25% of the net proceeds received by the Purchaser as its purchase price for such capital stock or assets.
         8.2 DISTRIBUTION OF ALG NET INCOME. There shall be no distribution of ALG net income to Purchaser until such time as the ALG shares are distributed to Purchaser pursuant to the Escrow Agreement provided for in Section 1.3.

SECTION 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF ALG AND MERTZ

         Notwithstanding any right of Purchaser fully to investigate the affairs of ALG, Purchaser shall have the right to rely fully upon the representations, warranties, covenants and agreements of ALG and Mertz contained in this Agreement or in any document delivered to Purchaser by ALG or Mertz or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for twelve
(12) months following the Closing Date.

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Notwithstanding any right of ALG and Mertz fully to investigate the affairs of Purchaser, ALG, and Mertz have the right to rely fully upon the representations, warranties, covenants and agreements of Purchaser and PURCHASER contained in this Agreement or in any document delivered to ALG and Mertz by Purchaser or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for twelve (12) months following the Closing Date.

SECTION 11. INDEMNIFICATION

           11.1 OBLIGATION OF ALG AND MERTZ TO INDEMNIFY. Subject to the limitations on the survival of representations and warranties contained in
Section 2, ALG and Mertz jointly and severally hereby agree to indemnify, defend and hold harmless Purchaser from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of ALG or Mertz contained in this Agreement, in any document or other writing delivered pursuant to this Agreement, for any expenses incurred as a result of a claim that such other party or its affiliates has employed a broker in connection with the transactions contemplated by this Agreement.

           11.2 OBLIGATION OF PURCHASER TO INDEMNIFY. Subject to the limitations on the survival of representations and warranties contained in Section 3, Purchaser agrees to indemnify, defend and hold harmless Mertz and ALG from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by Purchaser and contained in this Agreement, in any document or other writing delivered pursuant to this Agreement, or for any expenses incurred as a result of a claim that such other party or its affiliates has employed a broker in connection with the transactions contemplated by this Agreement.

           11.3 CLAIMS BY THIRD PARTIES. Promptly after receipt by either party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the other party or parties (the "Indemnitor"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.


           11.4 OPPORTUNITY TO DEFEND. Indemnitor may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnitor elects to compromise or defend such Asserted Liability, it shall within fifteen (15) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnitor in the compromise of, or defense against, such Asserted Liability. The Indemnitee may participate at its own expense, in the defense of such Asserted Liability. If Indemnitor elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, contests its obligations to indemnify under this Agreement, or at any time fails to pursue in good faith the resolution of any Asserted Liability, in the opinion of Indemnitee, then Indemnitee may, upon ten days' notice to Indemnitor pay, compromise or defend any such Asserted Liability. If the Indemnitor chooses to defend any claim, the Indemnitee shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense.

SECTION 12. TERMINATION OF AGREEMENT

         This Agreement may be terminated prior to or on the Closing Date as follows:
                  (i) at the election of Purchaser, if any one or more of the conditions to the obligation of ALG, Mertz, or the Shareholder to close have not been fulfilled as of the Closing Date;

                  (ii) at the election of ALG or Mertz, if any one or more of the conditions to the obligation of Purchaser to close have not been fulfilled as of the Closing Date;

                  (iii) at the election of Purchaser, if ALG or Mertz has breached any material representations, warranty, covenant or agreement contained in this Agreement;

                  (iv) at the election of ALG, if Purchaser has breached any material representation, warranty, covenant or agreement contained in this Agreement;

                  (v) at the election of Purchaser or ALG and Mertz, if any legal proceeding is commenced or threatened by any governmental or regulatory agency or other person directed against the consummation of the Closing or any other transaction contemplated under this Agreement and either Purchaser or ALG and Mertz, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof; or

                  (vi) at any time on or prior to the Closing Date, by mutual written consent of Purchaser and ALG.

            If this Agreement is terminated and the transactions contemplated hereby are not consummated as described herein, this Agreement shall become null and void and of no further force and effect, except for the provisions of
Section 4.4 hereof relating to the obligation of the parties to keep information confidential and of Section 4.2 as to the expenses of each party. None of the parties has any liability in respect of a termination of this Agreement except to the extent that failure to satisfy the conditions of Section 5 and 6 results from the intentional or willful violation of the representations, warranties, covenants or agreements of such party under this Agreement. SECTION 13. CLOSING

          The Closing shall take place at the Law Offices of Jerome L. Froimson, 340 E. Palm Lane, Suite 150, Phoenix, Arizona 85004 on or before December 22, 1999.

SECTION 14. MISCELLANEOUS

          14.1 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

          14.2 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing by a party or by an attorney to a party and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or if mailed, four (4) days after the date of mailing, as follows:

         (i)   If to Purchaser:

         WHITEHALL ENTERPRISES, INC.
         801 Brickell Avenue, 9th Floor
         Miami, FL 33131
         Attention: Luis Alvarez, President

         (ii)  If to ALG:

         ALTERNATIVE LENDING GROUP, INC.
         1420 East Missouri, Suite 125
         Phoenix, AZ 85014
         Attention: Jeffrey Mertz, President

         (iii) If to Mertz:

         R. JEFFREY MERTZ
         1420 East Missouri, Suite 125
         Phoenix, AZ 85014

         Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notice hereunder.

         14.3 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contains the entire agreement among the parties with respect to the delivery of the ALG Shares, the issue of Purchaser shares to Mertz, payment of cash and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

         14.4 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which the claim of any inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

          14.5 GOVERNING LAW. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law.

         14.6 NO ASSIGNMENT. This Agreement is not assignable except by operation of law.

          14.7 EXHIBITS. All Exhibits and documents referred to in, or attached to, this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to which they are explicitly referenced or to wherever else they otherwise may apply.

          14.8 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          14.9 SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

          14.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

          14.11 ATTORNEY'S FEES AND COSTS. In connection with any litigation arising out of this Agreement or the parties relationship as contemplated herein, the prevailing party will be entitled to recover all expenses incurred, including reasonable attorney's fees and courts costs and any and all fees in connection with any appellate proceeding occasioned as a result thereof.

          14.12 GENDER. The use of the singular herein shall be deemed to include the plural and the use of the plural shall be deemed to include the singular.

          14.13 CONSTRUCTION. This Agreement shall be construed within the fair meaning of each of its terms and not against the party or parties drafting such Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.



ATTEST:                                        WHITEHALL ENTERPRISES, INC.


                                               By:
----------------------                            ------------------------------
                                               Name:  /s/ LUIS ALVAREZ
                                                      --------------------------
                                               Title: President

ATTEST:                                        ALTERNATIVE LENDING GROUP, INC.


                                               By:
----------------------                            ------------------------------
Secretary                                      Name: R. Jeffrey Mertz
                                               Title:   President



                                               /s/ R. JEFFREY MERTZ
                                               ---------------------------------
----------------------                         R. Jeffrey Mertz
Witness





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